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Exhibit 10.2 (h)

September 9, 2010

Chris Ancell
c/o Qwest Communications International Inc.
1801 California St.
Denver, Colorado 80202

Re:    Continued Employment Following the Merger of Qwest and CenturyLink

Dear Chris:

        In connection with the upcoming merger of Qwest and CenturyLink (the "Merger"), we are pleased to communicate the terms of your employment that will be in effect upon the consummation of the Merger (the date of consummation, the "Closing Date").

        First, this will confirm that the Merger will constitute a "Change of Control" for purposes of the Qwest Equity Incentive Plan and your Severance Agreement entered into with Qwest, dated as of August 26, 2009 (the "Severance Agreement").

        Upon the consummation of the Merger, your position will be President Business Markets Group, with the duties, responsibilities and reporting relationships outlined in the "CenturyLink-Qwest Update #2 — Full Tier 1 Leadership Team Named" communication dated June 18, 2010. For the one-year period beginning on the Closing Date (the "Initial Period"), your annual base salary and target bonus percentage will remain the same, and your long-term incentive award will be no less than the amount of the long-term incentive award granted to you in March 2010. Although your target bonus percentage will remain the same throughout the Initial Period, the bonus remains discretionary and your actual payout could be higher or lower depending on the attainment of individual and corporate performance measurements set by the company under the 2011 and 2012 bonus plans. If the company elects to change your target bonus percentage at the end of the Initial Period, your 2012 bonus target will be pro-rated accordingly. Your primary workplace will continue to be Qwest's current offices in the Denver, Colorado area, but frequent (at times weekly) travel to Monroe, Louisiana will be required.

        No later than ninety (90) days prior to the end of the Initial Period (i.e., no later than ninety (90) days prior to the first anniversary of the Closing Date), CenturyLink will communicate to you any expected changes to your compensation, benefits or any other employment terms that will take effect on or about the first anniversary of the Closing Date.

        CenturyLink acknowledges that the changes in your responsibilities as of and following the Closing Date will provide you with a basis to terminate your employment for "Good Reason," as defined in Section 3(c) of your Severance Agreement and any applicable equity award agreement. CenturyLink agrees to waive any right that it may have had to cure or resolve the actions otherwise constituting Good Reason based on a change in your responsibilities during the Good Reason Period (as defined below).

Chris Ancell
September 9, 2010

        Regardless of the actual changes to your responsibilities brought about by the Merger, CenturyLink agrees that, at the consummation of the Merger, your Severance Agreement will be amended as follows: for a period through the date thirty (30) days prior to the end of the Initial Period (the "Good Reason Period") the company will agree that you have the right, and will not contest your ability, to terminate your employment for "Good Reason," as defined in Section 3(c) of your Severance Agreement and any applicable equity award agreement. CenturyLink also agrees to waive any right that it may have had to cure or resolve the actions otherwise constituting Good Reason based on a change in your responsibilities during the Good Reason Period. However, if you fail to provide notice of your termination for Good Reason during the Good Reason Period, you will waive your right to terminate your employment for Good Reason under the Severance Agreement and any applicable equity award agreements due to a change in your responsibilities in connection with the Merger. CenturyLink also agrees that, at the consummation of the Merger, your Severance Agreement will be further amended so that during the one-year period following the Initial Period, Section 3(c)(1)(A) will read:

  a reduction of either base salary or Executive's target annual bonus, where the salary or annual target bonus are measured at the consummation of the Merger;

and Section 3(c)(1)(B) will read:

  a material reduction of Executive's responsibilities measured against the responsibilities outlined in the "CenturyLink-Qwest Update #2 — Full Tier 1 Leadership Team Named" communication dated June 18, 2010.

        In the event that you provide written notice during the Good Reason Period and subsequently terminate your employment for Good Reason within 30 days of providing such notice and in no event later than the first anniversary of the Closing Date (unless a later termination date is agreed to by the company in writing), you will be entitled to the benefits described under the applicable provisions of your Severance Agreement, subject to all applicable terms, conditions and restrictive covenants therein contained. Note that you are not guaranteed employment through the Good Reason Period, and, as was the case with your position prior to the Closing Date, we may terminate or modify the terms of your employment at any time, subject to the terms and conditions of any applicable severance policies, equity compensation plans, equity grant agreements, any other employee health, welfare, retirement or benefit plan, or other similar arrangements to which you may be a party, including your Severance Agreement (as amended by this letter agreement).

        This letter agreement is governed by and construed in accordance with the laws of Colorado, without reference to principles of conflicts of law. Any modification of this letter agreement will be effective only if it is in writing and signed by you and CenturyLink.

        The effectiveness of this letter agreement is contingent upon the consummation of the Merger. In the event that the Merger is not consummated, this letter agreement is of no force and effect.

Very truly yours, s/ Donald A. McCunniff Donald A. McCunniff Senior Vice President, Human Resources
Acknowledged and Agreed:
/s/ Chris Ancell Chris Ancell
2-28-2011 Date

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  Exhibit 10.2 (h)